Exhibit 5.1

Troutman Sanders LLP 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308-2216 troutman.com

September 12, 2019

Streamline Health Solutions, Inc.

1175 Peachtree Street, NE, 10th Floor

Atlanta, Georgia 30361

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Streamline Health Solutions, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) on or about September 12, 2019, for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 1,225,000 shares of Common Stock, par value $0.01 per share (the “Shares”), of which (i) 1,000,000 Shares are issuable pursuant to the Streamline Health Solutions, Inc. Third Amended and Restated 2013 Stock Incentive Plan (the “2013 Plan”) and (ii) 225,000 Shares are issuable pursuant to new employee inducement restricted stock awards (the “Inducement Awards”).

As counsel for the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company’s representatives.

Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in the manner contemplated by the 2013 Plan or the Inducement Awards, as applicable, the Shares will be validly issued, fully paid and non-assessable.

In expressing the opinion set forth above, no opinion is expressed with respect to any law other than the General Corporation Law of the State of Delaware. We express no opinion as to the effect of the laws of any jurisdiction other than Delaware or as to the securities laws of any state (including, without limitation, Delaware), municipal law or the laws of any local agencies within any state, including, without limitation, Delaware.

This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated.  This opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.  This opinion is provided for use solely in connection with the transactions contemplated by the 2013 Plan and the Inducement Awards and may not be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written consent.

We hereby consent to the filing of this opinion or copies thereof as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Troutman Sanders LLP